Enertopia Announces Consolidation of Share Capital

Kelowna, British Columbia--(Newsfile Corp. - January 10, 2025) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our intellectual property, & pending patents in the green technology space, along with our Nevada lithium claims, is pleased to provide the following update.

Pursuant to the Company's  AGM held on May 17th, 2024, the Board of Directors has authorized a 20 for one share consolidation of its common share capital.  As a result, effective at the opening of the markets on January 15, 2025, the common shares of the company will commence trading on a post consolidation basis under the existing ticker symbol ENRT.

The consolidation is intended to make the capital structure of the company more attractive to potential financing opportunities. The company currently has 155,166,088 common shares outstanding and following completion of the consolidation, it is expected that the company will have approximately 7,758,310 shares outstanding.

The Company has been assigned the new CUSIP number 29277Q206 and new ISIN number US29277Q2066.

The Company received confirmation that the reverse split will become effective with the Over-the-Counter Markets at the opening of trading on January 15, 2025 under the symbol "ENRTD".  The "D" will be placed on our ticker symbol for 20 business days.  After 20 business days, our symbol will revert back to the original symbol " ENRT" .

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mineral exploration or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the solution testing will result in an economic deposit or have any positive impact on Enertopia. There can be no assurance that the two pending patents and the Energy Management System patent will have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC Markets and the CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.